Exhibit 10.7

Confidential

February 10, 2014

By Hand

Scott J. Dussault

Re:	Transition and Separation Letter

Dear Scott:

As we have discussed, your employment with Demandware, Inc. (the “Company”) will end as of June 6, 2014 (the “termination date”). In connection with your employment termination, you will be eligible to receive the severance benefits described in Section 3 of this letter agreement if you timely sign and return this letter agreement to Sheila Flaherty at 5 Wall Street, Burlington, MA 01803 no later than February 18, 2014 and you timely sign and return the release of claims (the “Release”) in Annex A immediately following, and not before, the close of business on the termination date. By timely signing and returning this letter agreement, you will be entering into a binding agreement with the Company and will be agreeing to the terms and conditions set forth in the numbered sections below. The Release will also be a binding agreement with the Company seven days after you sign it, except as provided in the Release under Acknowledgement and Revocation. Therefore, you are advised to consult with an attorney of your own choosing before signing this letter agreement and you are being given at least five days to sign this letter agreement and at least 21 days to sign the Release.

If you choose not to timely sign and return this letter agreement pursuant to the timeframe described above or do not timely sign and return the Release, you will still receive payment on the next regular payday (or such earlier date as the law requires) following your termination date for any wages and unused vacation through the termination date. You will also be eligible to continue receiving group health insurance pursuant to the federal “COBRA” law, 29 U.S.C. § 1161 et seq., from the Company. Please consult the health coverage materials provided by the Company under separate cover for details regarding these benefits.

The following numbered sections set forth the terms and conditions that will apply if you timely sign and return this letter agreement:

1.	Transition Period - During the period from the date of this letter through the termination date (the “Transition Period”), you agree to continue to perform your employment duties, assist with transitioning the position and duties of Chief Financial Officer and perform any other task reasonably requested by the Company (consistent with your position). Your compensation and benefits will remain the same during the Transition Period, except as the Company’s benefit plans may change for other senior executives.

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2.	Termination Date - Both the Company and you will have the right to terminate your employment on an at-will basis during the Transition Period; provided, however, that should you be terminated for Cause or should you end your employment for any reason before the termination date determined above, you will not be eligible to receive the severance benefits or other compensation described on Schedule I hereto. “Cause” for purposes of this letter agreement has the definition provided in your Change in Control/Severance Agreement with the Company made as of August 6, 2011 (the “Change in Control Agreement”). As of the termination date, all salary payments from the Company will cease and any benefits you had as of the termination date under the Company-provided benefit plans, programs or practices will terminate in accordance with their terms (i.e., immediately for the 401(k) plan and as of the end of the month in which your employment ends or you otherwise cease to be eligible, for the other benefits), except as required by federal or state law. Your restricted stock grant dated January 28, 2013, to the extent not vested before the termination date, will be forfeited on such date.

3.	Description of Benefits - If you timely sign and return this letter agreement and comply with its terms and also timely sign and return the Release and comply with its terms, the Company will provide you with the severance and COBRA Benefits, the partial acceleration of restricted stock, the grant of Restricted Stock Units, and the extension of stock options described on Schedule I hereto.

4.	Non-Disclosure; Continuing Obligations; Effect on Employment Agreement and Change in Control Agreement -

You acknowledge and reaffirm your obligation to keep confidential and not disclose any and all non-public information concerning the Company that you acquired during the course of your employment with the Company, including any non-public information concerning the Company’s business affairs, business prospects and financial condition, as is stated more fully in your Nondisclosure and Developments Agreement with the Company dated as of September 19, 2008 (the “NDA”), which remains in full force and effect during and after your employment (in accordance with its terms). You further acknowledge and reaffirm your obligations under the NDA and your obligations under your Employee Non-Solicitation and Non-Competition Agreement with the Company (the “Noncompete Agreement,” and, with the NDA, the “Restrictive Covenants Agreements”), both of which also remain in full force and effect.

This letter agreement supersedes both your offer letter from the Company dated September 19, 2008 and the Change in Control Agreement.

5.

Mutual Non-Disparagement - You understand and agree that you shall not make any false, disparaging or derogatory statements to any person or entity, including any media outlet, industry group or financial institution, regarding the Company or any of the other “Released Parties” (as defined in Annex A) or about the Company’s business affairs and financial condition; provided, however, that nothing herein prevents you from making truthful disclosures to any governmental entity or to enforce this letter agreement. The

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Company agrees that the members of its Board of Directors and its executive and senior officers will not make any false, disparaging or derogatory statements to any person or entity, including any media outlet, industry group or financial institution, regarding you, your employment with the Company, or your departure from the Company.

6.	Amendment - This letter agreement and the Release shall be binding upon the parties and may not be supplemented, changed or modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the parties hereto. This letter agreement shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors and administrators.

7.	Waiver of Rights - No delay or omission by the Company in exercising any right under this letter agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.

8.	Validity - Should any provision of this letter agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this letter agreement.

9.	Post-Employment Assistance; Cooperation - You agree to cooperate with the Company in providing reasonable assistance as requested by the Company with respect to the transitioning of your work, and that you will be available to the Company for these purposes or any other purposes reasonably requested by the Company. This assistance (the “Post-Employment Assistance”) is expected to include availability to answer questions regarding the operation of the Company and your department and, if necessary, to attend meetings. The time commitment for this purpose will be limited to thirty-two hours per month, with no extra compensation, through the first anniversary of the date your employment ends (the “Assistance and Compliance Period”). The Company does not intend for the Post-Employment Assistance to interfere with your obtaining new employment on a part- or full-time basis provided that such new employment permits this assistance and is not in violation of the Restrictive Covenants Agreements. The Company shall, to the extent practicable, provide you with advance (via email and/or phone) notice of any assistance it requires from you during the Assistance and Compliance Period and shall endeavor to reasonably accommodate your personal and potential new employment schedule in requesting such assistance. In addition, if practical, you may offer your assistance during non-business hours (evenings and weekends) and doing so would not be a violation of this Section 9.

In addition, you agree to cooperate fully with the Company in the investigation, defense or prosecution of any claims or actions now in existence or that may be brought in the future against or on behalf of the Company by any third party against the Company or by the Company against any third party. You also agree that your full cooperation in connection with such claims or actions will include being available to meet with the Company’s counsel to prepare for discovery, any mediation, arbitration, trial,

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administrative hearing or other proceeding, and to act as a witness when requested by the Company at reasonable times and locations designated by the Company. Moreover, unless otherwise prohibited by law, you agree to notify the General Counsel of the Company at 5 Wall Street, Burlington, MA 01803, if you are asked by any person, entity or agency to assist, testify or provide information in any such proceeding or investigation. Such notice shall be in writing and sent by overnight mail to the General Counsel within two business days of the time you receive the request for assistance, testimony or information. If you are not legally permitted to provide such notice, you agree that you will request that the person, entity or agency seeking assistance, testimony or information provide notice consistent with this Section 9.

10.	Tax Provision - You acknowledge that you are not relying upon advice or representation of the Company with respect to the tax treatment of any of the compensation set forth or described herein. The benefits provided under Schedule I are intended to be exempt from or compliant with Section 409A of the Internal Revenue Code of 1986 (“Section 409A” of the “Code”). The Company makes no representation or warranty and shall have no liability to you or to any other person if any of the provisions of this letter agreement, including Schedule I, are determined to constitute deferred compensation subject to Section 409A but not to satisfy an exemption for, or the conditions of, that section.

11.	Acknowledgments - You acknowledge that you have been given at least five days to consider this letter agreement and that the Company advised you to consult with an attorney of your own choosing prior to signing this letter agreement.

12.	Voluntary Assent - You affirm that no other promises or agreements of any kind have been made to or with you by any person or entity whatsoever to cause you to sign this letter agreement and that you fully understand the meaning and intent of this letter agreement. You state and represent that you have had an opportunity to discuss fully and review the terms of this letter agreement with an attorney. You further state and represent that you have carefully read this letter agreement, understand the contents herein, freely and voluntarily assent to all of the terms and conditions hereof, and sign your name of your own free act.

13.	Applicable Law - This letter agreement shall be interpreted and construed by the laws of the Commonwealth of Massachusetts, without regard to conflict of laws provisions. You hereby irrevocably submit to and acknowledge and recognize the jurisdiction of the courts of the Commonwealth of Massachusetts, or if appropriate, a federal court located in the Commonwealth of Massachusetts (which courts, for purposes of this letter agreement, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this letter agreement, or the subject matter hereof.

14.	Beneficiaries - If you die on or after the scheduled termination date, severance then due or other post-employment amounts due hereunder will be paid to your designated beneficiary or beneficiaries or, if none are designated or none survive you, your estate. In addition, your options will have any longer period their terms provide for post-death exercise and the Restricted Stock Units will fully vest.

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15.	Interpretation. References in this letter agreement and Annex A to “include” or “including” should be read as though they said “without limitation” or equivalent forms.

16.	Entire Agreement - This letter agreement and its schedule and annex contain and constitute the entire understanding and agreement between the parties hereto with respect to payments to you in connection with your departure from the Company and the settlement of claims against the Company and the matters covered by the respective agreements and cancel all previous oral and written negotiations, agreements and commitments in connection therewith. Nothing in this letter agreement or the Release supersede the Restrictive Covenants Agreements or, as modified herein, your stock option grants dated November 11, 2008, September 29, 2009, and June 3, 2010 and your restricted stock grants dated March 28, 2012 and January 28, 2013.

We wish you the best of luck in your future endeavors.

Very truly yours,

Demandware, Inc.

By:	/s/ Thomas D. Ebling
Name:	Thomas D. Ebling
Title:	CEO

I hereby agree to the terms and conditions set forth above.

Signed under seal:

/s/ Scott J. Dussault	2/10/14
Scott J. Dussault	Date

To be returned immediately following, and not before, the close of business on February 18, 2014.

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Schedule I to the Transition and Separation Letter

Severance	12 months’ base salary at the salary rate in effect on the date of this letter agreement, payable in installments in accordance with the Company’s standard payroll procedures, beginning in the first payroll whose cutoff date follows the eighth day after the execution and nonrevocation of Annex A. Each installment of the severance is intended to be a separate “payment” for purposes of Section 409A of the Code.

Bonus	Pro rata portion of 2014 bonus (calculated at 100% of target 2013 bonus) to be paid when the Company pays 2014 bonuses to other participating executives, but in any event, no later than March 15, 2015.

COBRA Benefits	Provided that you are eligible for and elect COBRA coverage and subject to the Release requirement, the Company will pay the amount it pays for active employees with similar coverage for you and your covered beneficiaries until the earlier of the first anniversary of the date your employment ends or the date you (or, as applicable, your beneficiaries) cease to be eligible for COBRA coverage, provided that if the Company’s paying such premiums violates nondiscrimination laws (not currently in effect), the payments will cease.

Restricted Stock	Effective upon the date your employment ends, any unvested portions of the restricted stock grant dated March 28, 2012 will conditionally vest, but with any transferability of such shares (other than as permitted by the Company to comply with tax withholding requirements) will be subject to your satisfaction of the Release requirement. If you do not timely execute and return or you do revoke the Release, the conditionally vested shares of restricted stock will be forfeited on the 12th day after the date your employment ends. If you do timely execute, return and do not revoke the Release, such shares shall be deemed fully and unconditionally vested.

Restricted Stock Units	Effective upon the date your employment ends, the Company will grant to you restricted stock units with respect to 16,875 shares of the Company’s common stock. The restricted stock units will be paid out in shares to you on or as soon as practicable following the end of the Assistance and Compliance Period, provided that, as reasonably determined by the Company’s Board of

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Directors, you substantially comply through such date with the Post-Employment Assistance undertakings and comply with the Restrictive Covenants Agreements. If you do not so comply, the restricted stock units will be forfeited as of the date of noncompliance. You acknowledge that you (and the Company) will owe Medicare taxes and (if not then above the taxable wage base), Social Security taxes on the date of grant. If you do not timely execute and return or you do revoke the Release, the restricted stock units will expire on the 12th day after the date your employment ends. The restricted stock units will be subject to the terms of the 2012 Incentive Compensation Plan and the award agreement evidencing their grant.

Treatment of Stock Options	The Company will amend all of your outstanding stock options to provide that you may exercise any such options until 180 days after your employment ends, and any then unexercised options will thereafter expire.

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Annex A

Release - In exchange for the severance benefits and the grant of the Restricted Stock Units and other compensation described in Schedule I to the letter agreement to which this Annex A is attached, which benefits you acknowledge you would not otherwise be entitled to receive, on behalf of yourself and your heirs, executors, administrators, successors and assigns, you hereby fully, forever, irrevocably and unconditionally release, remise and discharge the Company and its affiliates, subsidiaries, parent companies, predecessors and successors, and all of their respective past and present officers, directors, direct and indirect investors, stockholders, partners, members, employees, agents, representatives, plan administrators, attorneys, insurers and fiduciaries (each in their individual and corporate capacities) (collectively, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities and expenses (including attorneys’ fees and costs), of every kind and nature that you ever had or now have against any or all of the Released Parties, including any and all claims arising out of or relating to your employment with and/or separation from the Company, including all claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Genetic Information Nondiscrimination Act of 2008, 42 U.S.C. § 2000ff et seq., the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., 29 U.S.C. § 2101 et seq., the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., Executive Order 11246, Executive Order 11141, the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., and the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq., all as amended; the Massachusetts Fair Employment Practices Act., Mass. Gen. Laws ch. 151B, § 1 et seq., the Massachusetts Civil Rights Act, Mass. Gen. Laws ch. 12, §§ 11H and 11I, the Massachusetts Equal Rights Act, Mass. Gen. Laws. ch. 93, § 102 and Mass. Gen. Laws ch. 214, § 1C, the Massachusetts Labor and Industries Act, Mass. Gen. Laws ch. 149, § 1 et seq., the Massachusetts Wage Act, Mass. Gen. Laws ch. 149, § 148 et seq. (Massachusetts law regarding payment of wages and overtime), Mass. Gen. Laws ch. 214, § 1B (Massachusetts right of privacy law), the Massachusetts Maternity Leave Act, Mass. Gen. Laws ch. 149, § 105D, the Massachusetts Small Necessities Leave Act, Mass. Gen. Laws ch. 149, § 52D, all as amended; all common law claims including actions in defamation, intentional infliction of emotional distress, misrepresentation, fraud, wrongful discharge, and breach of contract, and all claims to any ungranted or to-be-forfeited equity compensation from the Company, contractual or otherwise; and any claim or damage arising out of your employment with and/or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that nothing in this letter agreement releases any claim to the compensation or payments referenced in Section 3 of the letter agreement or prevents you from filing a charge with, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission or a state fair employment practices agency (except that you acknowledge that you may not recover any monetary benefits in connection with any such claim, charge or proceeding).

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You understand and agree that the claims released in this section include not only claims presently known to you, but also all unknown or unanticipated claims, rights, demands, actions, obligations, liabilities and causes of action of every kind and character that would otherwise come within the scope of the released claims as described in this section. You understand that you may hereafter discover facts different from what you now believe to be true, which if known, could have materially affected this letter agreement, but you nevertheless waive and release any claims or rights based on different or additional facts.

The Company agrees that you are not releasing any claims or rights you may have for indemnification under state or other law or the charter, articles, or by-laws of the Company and its affiliated companies, or under any indemnification agreement with the Company or under any insurance policy providing directors’ and officers’ coverage for any lawsuit or claim relating to the period when you were a director or officer of the Company or any affiliated company; provided, however, that (i) the Company’s execution of this letter agreement is not a concession, acknowledgment, or guaranty that you have any such rights to indemnification or coverage, (ii) this letter agreement does not create any additional rights for you to indemnification or coverage, and (iii) the Company retains any defenses it may have to such indemnification or coverage.

Return of Company Property - You confirm that you have returned to the Company in good working order all keys, files, records (and copies thereof), equipment (including, computer hardware, software and printers, wireless handheld devices, cellular phones, pagers, etc.), Company identification, Company vehicles, Company confidential and proprietary information, and any other Company-owned property in your possession or control and have left intact with, or delivered intact to, the Company all electronic Company documents, including those that you developed or helped to develop during your employment, none of which you will retain in any form or medium. You further confirm that you have cancelled all accounts for your benefit, if any, in the Company’s name, including to, credit cards, telephone charge cards, cellular phone and/or pager accounts and computer accounts.

Business Expenses and Final Compensation - You acknowledge that the Company has reimbursed you for all business expenses incurred in conjunction with the performance of your employment and that no other reimbursements are owed to you. You also acknowledge that you have received payment in full for all services rendered in conjunction with your employment by the Company, including payment for all wages, bonuses, equity, and accrued unused vacation time other than amounts due in the ordinary course in a final paycheck, and that no other compensation is owed to you, except as provided in Section 3 of the letter agreement.

Acknowledgments and Revocation - You acknowledge that you have been given at least 21 days to consider this Release and that the Company advised you to consult with an attorney of your own choosing prior to signing this Release. You understand that you may revoke this Release for a period of seven days after you sign and return it by sending a notice of revocation to Sheila M. Flaherty, SVP & General Counsel at 5 Wall Street, Burlington, MA 01803. This Release shall not be effective or enforceable until the date of expiration of this seven day revocation period. You understand and agree that by

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entering into this Release you are waiving any and all rights or claims you might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, and that you have received consideration beyond that to which you were entitled without providing this Release.

I hereby agree to the Release and other terms and conditions set forth above.

Signed under seal:

/s/ Scott J. Dussault	2/10/14
Scott J. Dussault	Date

To be returned no later than the first business day following, and not before, the close of business on the termination date.